Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated May 18, 2007 on the consolidated financial statements of Catcher Holdings, Inc. and Subsidiary for the years ended December 31, 2006 and 2005 and for the period since inception on March 31, 2004 to December 31, 2006, included in the 2006 Annual Report on Form 10-KSB of Catcher Holdings, Inc. and Subsidiary, into this registration statement on Form S-8 (including 2,781,000 shares under the 2005 Stock Incentive Plan) expected to be filed on or around July 25, 2007.

/s/ Stonefield Josephson, Inc.

Los Angeles, California
July 24, 2007